Exibit 99.1
Gaia Reports Fourth Quarter 2023 Results

BOULDER, CO, March 27, 2024 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2023.

“We continue to build on Gaia’s increasing momentum. The member count grew to 806,000 at the end of the year and we expect to finish the first quarter of 2024 at about 838,000, a good milestone toward our 15% revenue growth target for 2024”, said Jirka Rysavy, Gaia’s Chairman. “The growth in gross profit per employee was the main driver of our significant cashflow improvement.”

Gaia CFO Ned Preston commented: “During 2023, the company generated improvement of $4.2 million in operating cash flow and $8.4 million in free cash flow, with our significant increase in annualized gross profit per employee and working capital driving this increase through improved cash management and deferred revenue growth.”

Gaia CEO James Colquhoun commented: “As we closed Q4 2023, we continued our trend of executing on cash flow positive growth. We found continued improvements in marketing efficiency with some of our lowest customer acquisition costs since the beginning of 2021. We also launched a beta version of our Gaia Marketplace; a curated selection of experiences, retreats, courses, and physical goods - an initiative aimed at increasing ARPU, without further marketing expenditure, while supporting the conscious lifecycle of our members. Our focus for 2024 will include improving on marketing efficiency, the continued rollout of our Marketplace initiative, alongside a renewed focus on our premium membership tier.”

Fourth Quarter 2023 Financial Results

Revenues for the fourth quarter 2023 increased 6% to $20.7 million from $19.6 million in the fourth quarter of 2022, primarily driven by the growth of our member base.

Member growth increased during the year, growing sequentially by an additional 16 thousand members during the fourth quarter, with the member count ending at 806,000 up from 759,000 on December 31, 2022. We expect the member growth to further accelerate with continuing increases of our ARPU during 2024.

Gross profit in the fourth quarter increased to $17.7 million from $17.0 in the fourth quarter of 2022. Gross margin was 85.4%, in line with the year.

Net loss was $(1.8) million or $(0.08) per share as compared to a net loss of $(1.0) million or $(0.05) per share in the year-ago quarter with higher amortization, but operating cash flow improved $2.1 million and free cash flow improved $1.7 million to $1.0 million from ($0.7 million) during the last year quarter.

The cash balance as of December 31, 2023 was $7.8 million with an unused $10 million line of credit, compared to net cash of $2.6 million or $11.6 million of cash with $9 million of borrowing on the credit line a year ago.

2023 Financial Results

Revenue for the year was $80.4 million as compared to $82.0 million in 2022, as the company was recovering from the post-COVID subscriber contraction experienced industry-wide during the later part of 2022.

Loss for the year was $(5.6) million or $(0.27) per share, as compared to a loss of $(3.6 million), or $(0.19) per share for 2022, with increased marketing spend and amortization, however, operating cash flow improved by $4.2 million.

For the year, free cash flow improved by $8.4 million to $1.1 million from ($7.3 million), even as we increased marketing to 41.1% of revenue from 37.2% in the prior year. The free cash flow was helped by elimination of $5 million in annualized spending finalized in the beginning of the year, which included 36 headcounts added previously to offset reduced efficiency because of work-from-home mandates.

With our new CFO, we decided to restate the consolidated financial statements for 2022 and the first three quarters of 2023, making some presentation changes to be in line with the industry. None of these changes or the restatement impacts our revenue or free cash flow and are already reflected in this release.

We expect our member growth to accelerate during 2024 as we are now forecasting to double our net member additions from 16,000 in the fourth quarter of 2023 to 32,000 in the first quarter of 2024, finishing the quarter with about 838,000 members, while continuing to generate positive free cash flow.

Conference Call

Date: Wednesday, March 27, 2024
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-877-269-7751
International dial-in number: 1-201-389-0908
Conference ID: 13745317

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through April 17, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13745317

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 88% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Forward-looking statements include, without limitation: the Company’s plans related to restatement of the financial statements; our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of devise platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats, including the coronavirus (COVID-19) pandemic and our response to it; and other risks and uncertainties included in our filings with the U.S. Securities and Exchange Commission (“SEC”). These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements, including the outcome of the Company’s completion of the quantification and evaluation of the specific impact of the errors identified in the Company’s financial results and previously issued financial statements, including the possibility of material adjustments thereto, the discovery of additional and unanticipated information during the procedures required to be completed before the Company is able to file its Annual Report on Form 10-K for the year ended December 31, 2023, and the application of accounting or tax principles in an unanticipated manner. See also additional risk factors set forth in the Company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP) in the United States of America, the financial information included in this release contains non-GAAP financial measures, including Free Cash Flow. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated. Free Cash Flow represents net cash provided by operating activities, adjusted for interest payments, and less capital expenditures. We believe Free Cash Flow is also useful as one of the bases for comparing the Gaia’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, Gaia’s calculation of Free Cash Flow might not necessarily be comparable to such other similarly titled captions of other companies. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.

Company Contact:
Ned Preston
Chief Financial Officer
Gaia, Inc.
Investors@gaia.com

Investor Relations:
Gateway Group, Inc.
Cody Slach
(949) 574-3860
GAIA@gateway-grp.com

GAIA, INC. Consolidated Balance Sheets (unaudited)	December 31,	December 31,
(in thousands, except share and per share data)	2023	2022	*

ASSETS
Current assets:
Cash and cash equivalents	$7,766	$11,562
Accounts receivable	4,111	2,955
Other receivables	2,191	148
Prepaid expenses and other current assets	2,015	2,508
Total current assets	16,083	17,173
Media library, net	40,125	40,075
Operating right-of-use asset, net	6,288	7,093
Property and equipment, net	26,303	25,209
Equity method investment	6,375	6,875
Investments and other assets, net	3,156	6,810
Goodwill	31,943	31,943
Total assets	$130,273	$135,178
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,038	$7,382
Accrued and other liabilities	2,599	4,973
Short-term debt	155	149
Operating lease liability, current portion	780	745
Deferred revenue	15,861	14,124
Total current liabilities	31,433	27,373
Long-term debt, net	5,801	14,958
Operating lease liability, net of current portion	5,708	6,489
Deferred taxes, net	551	499
Total liabilities	43,493	49,319
Equity:
Gaia, Inc. shareholders’ equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 17,813,179 and 15,406,186 shares issued, 17,748,374 and 15,406,186 shares outstanding at December 31, 2023 and 2022, respectively	2	1
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	1	1
Additional paid-in capital	170,695	164,180
Accumulated deficit	(85,187)	(79,385)
Total shareholders' equity	85,511	84,797
Noncontrolling interests	1,269	1,062
Total equity	86,780	85,859
Total liabilities and shareholders' equity	$130,273	$135,178

*as restated

GAIA, INC.
Consolidated Statements of Operations (unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2023	2022 *	2023	2022 *

Revenues, net	$20,714	$19,577	$80,423	$82,035
Cost of revenues	3,034	2,603	11,629	10,915
Gross profit	17,680	16,974	68,794	71,120
Gross margin	85.4%	86.7%	85.5%	86.7%
Expenses:
Selling and operating	17,694	15,958	67,156	64,155
Corporate, general and administration	1,479	1,583	6,205	7,181
Acquisition costs	—	—	—	49
Total operating expenses	19,173	17,541	73,361	71,385
Loss from operations	(1,493)	(567)	(4,567)	(265)
Equity method investment loss	(126)	(122)	(501)	(511)
Interest and other expense, net	(92)	(96)	(467)	(257)
SEC settlement	—	—	—	(2,000)
Loss before income taxes	(1,711)	(785)	(5,535)	(3,033)
Provision for income taxes	60	202	60	202
Loss from continuing operations	(1,771)	(987)	(5,595)	(3,235)
Loss from discontinued operations	—	(60)	—	(360)
Net loss	$(1,771)	$(1,047)	$(5,595)	$(3,595)
Net income attributable to noncontrolling interests	$65	$132	$207	$287
Net loss attributable to common shareholders	$(1,836)	$(1,179)	$(5,802)	$(3,882)

Loss per share:
Basic
Continuing operations	$(0.08)	$(0.05)	$(0.27)	$(0.17)
Discontinued operations	—	—	—	(0.02)
Basic loss per share	$(0.08)	$(0.05)	$(0.27)	$(0.19)
Diluted
Continuing operations	$(0.08)	$(0.05)	$(0.27)	$(0.17)
Discontinued operations	—	—	—	(0.02)
Diluted loss per share	$(0.08)	$(0.05)	$(0.27)	$(0.19)
Weighted-average shares outstanding:
Basic	23,148	20,806	21,501	20,716
Diluted	23,363	20,806	21,501	20,716

*as restated

GAIA, INC.
Condensed Consolidated Summary of Cash Flows (unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2023	2022 *	2023	2022 *

Net cash provided by (used in):
Net cash provided by operating activities - continuing operations	$3,184	$1,149	$5,869	$2,040
Net cash used in operating activities – discontinued operations	—	(60)	—	(360)
Net cash provided by operating activities	3,184	1,089	5,869	1,680
Net cash used in investing activities	(2,306)	(1,843)	(5,281)	(9,264)
Net cash (used in) provided by financing activities	(4,341)	1,475	(4,384)	8,877
Net change in cash	$(3,463)	$721	$(3,796)	$1,293

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2023	2022 *	2023	2022 *

Net cash provided by operating activities	$3,184	$1,089	$5,869	$1,680
Cash paid for interest	87	100	481	301
Net cash used in investing activities	(2,306)	(1,843)	(5,281)	(9,264)
Free cash flow	$965	$(654)	$1,069	$(7,283)

*as restated